Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-264603 and 333-268307 on Form S-3 and Registration Statement Nos. 333-255599, 333-268308 and 333-272732 on Form S-8 of Endeavor Group Holdings, Inc. of our report dated February 2, 2023, relating to the financial statements of World Wrestling Entertainment, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of World Wrestling Entertainment, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Stamford, Connecticut

September 12, 2023